American Skandia Trust
For the period ended 12/31/05
File number 811-5186
SUB-ITEM 77D-1
AMERICAN SKANDIA TRUST

Supplement dated July 12, 2005 to the Prospectus dated
May 1, 2005

This supplement sets forth changes to the American Skandia
Trust ("AST") prospectus dated May 1, 2005. The Portfolios discussed in this supplement may not be available under your variable contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with your AST prospectus and should be retained for future reference.

Proposed Reorganizations

The Board of Trustees of American Skandia Trust recently approved proposals whereby each Target Fund (defined below) will reorganize and transfer its assets to the respective
Acquiring Fund (defined below and together with the Target
Funds, the "Funds") for shares of the respective Acquiring
Fund. All such Funds are portfolios of American Skandia
Trust ("AST").





Target Fund

Acquiring Fund

AST AllianceBernstein Growth
+ Value Portfolio

AST AllianceBernstein Managed
Index 500 Portfolio

AST Alger All-Cap Growth
Portfolio

AST Neuberger Berman Mid-Cap
Growth Portfolio



Each reorganization is subject to approval by the shareholders of the respective Target Fund. A shareholder meeting for each Target Fund is scheduled to be held in October 2005. It is anticipated that a proxy statement/prospectus relating to the transaction will be mailed to the shareholders of each Target Fund in August 2005. Subject to approval by shareholders of the respective Target Fund and satisfaction of the other terms and conditions of the Reorganization Plan pertaining to the transaction to be included in the proxy statement/prospectus, it is anticipated that each reorganization will be effected during the fourth quarter
2005.

Under the terms of the proposal, shareholders of each Target Fund would become shareholders of the respective
Acquiring Fund. No sales charges would be imposed on the proposed transfer. AST anticipates obtaining an opinion of counsel that the reorganizations will not result in a gain or loss to shareholders of the respective Target Fund for federal income tax purposes.




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